Exhibit 99.1

PRESS RELEASE

07/23/15

Carlisle Companies Reports $1.43 Earnings Per Share from Continuing Operations for the Second Quarter 2015, a 24% Increase Over the Prior Year; Earnings Per Share Include Acquisition Costs of $0.11

CHARLOTTE, NORTH CAROLINA, July 23, 2015 - Carlisle Companies Incorporated (NYSE:CSL) reported net sales from continuing operations of $984.6 million for the quarter ended June 30, 2015, a 15% increase from $859.5 million in the second quarter 2014.  Net sales from the acquisition of the Finishing Brands business, which constitutes the Carlisle Fluid Technologies (CFT) segment, contributed 7.2% to net sales in the second quarter.  Net sales from the acquisition of LHi Technology (LHi), reported in the Carlisle Interconnect Technologies (CIT) segment, contributed 3.2% to net sales.  Organic net sales (defined as net sales excluding sales from acquisitions within the last twelve months, as well as the impact of changes in foreign exchange rates versus the U.S. Dollar) growth was 6.2%.  Fluctuations from foreign exchange had a negative impact to net sales of 2.0%.

Income from continuing operations in the second quarter 2015 increased 25% to $94.8 million, compared with $75.7 million in the second quarter 2014, reflecting lower raw material costs, organic net sales volume growth, and savings from the Carlisle Operating System.  These positive impacts were partially offset by lower selling price and acquisition related costs.  During the second quarter, the Company incurred $7.0 million, or $0.11 per diluted share, in after-tax acquisition related costs ($10.7 million in pre-tax costs), associated with the acquisition of Finishing Brands.  On a per share basis, income from continuing operations in the second quarter 2015 increased 24% to $1.43 per diluted share, from $1.15 per diluted share in the prior year.

All financial and percentage comparisons in our second quarter reporting are made to the same quarter of the previous year, unless otherwise stated.  On April 1, 2015, the Company completed the acquisition of the Finishing Brands business.  Beginning in the second quarter 2015, the Company added a reportable segment, Carlisle Fluid Technologies, to reflect the acquisition of Finishing Brands.  This press release also includes a comparison of second quarter 2015 and second quarter 2014 selected financial results on a pro-forma basis for Carlisle and the CFT segment, which assumes the acquisition of Finishing Brands had occurred on January 1, 2014.  For selected pro-forma information and reconciliation to the reported GAAP amounts, refer to the financial exhibits.

Comment

David A. Roberts, Chairman and Chief Executive Officer, said, “We began our second quarter with the acquisition of Finishing Brands on April 1, which added a fifth segment, CFT, to our company portfolio.  CFT, with its exposure to the growing markets for automotive and industrial finishing, is an exciting addition to Carlisle and we are already seeing solid performance and potential.

“Operationally, we achieved organic sales growth of 6.2% in the second quarter.  EBIT (earnings before interest and taxes) increased 21% and EBIT margin rose 80 basis points to 15.0%, driven primarily by exceptional performance at Carlisle Construction Materials (CCM). On a pro-forma basis, excluding CFT acquisition costs, EBIT margin in the quarter was 16.1%, a 190 basis point improvement over the prior year.

“Net sales at CCM increased 7.8% in the second quarter, reflecting continued healthy commercial roofing demand in both new construction and reroofing.  CCM’s EBIT grew an impressive 38% and its EBIT margin expanded 430 basis points to 19.4%, reflecting lower raw material costs, leverage on higher sales volume and the non-recurrence of plant startup costs that are now behind us.  We remain bullish on CCM’s 2015 performance.

“CIT’s performance was also a highlight for the second quarter.  CIT’s net sales grew 22%, reflecting 17% growth from the acquisition of LHi and 5.4% organic sales growth.  Demand for CIT’s aerospace applications continued to be strong.  CIT achieved a strong EBIT margin of 18.2% in the quarter, despite the impact of lower contractual selling prices and the dilutive effect of the LHi acquisition on EBIT margin.  Sales from the LHi acquisition, which significantly expanded our medical platform, grew 9.1% from the first quarter to the second quarter of this year.  We continue to expect 2015 to be another record year for CIT.

“Net sales at CFT, in its initial quarter as part of Carlisle, were $61.7 million.  CFT reported a loss of $1.0 million before interest and taxes due to $9.3 million in pre-tax acquisition related costs.  CFT is a truly global operation, spanning North and South America, Europe, Asia and Australia.  CFT adds a number of attractive and diverse end markets to Carlisle’s portfolio, including automotive manufacturing, automotive refinishing and other industrial finishing markets.  While CFT is experiencing foreign currency headwinds, as noted in the pro-forma results, we remain very positive about the outlook for this segment and expect it to contribute EBIT margin in the mid-teen percent range by the end of 2015.  Beyond 2015, margin expectations are even higher.

“Carlisle Brake & Friction’s (CBF) net sales declined 13% in the second quarter due to a 6.9% decline in volume and a 6.0% negative impact from foreign exchange movements.  Demand in the agriculture and mining markets declined significantly compared to last year.  Demand in the construction market, which had been improving, also declined in the second quarter reflecting slower growth in China.  CBF took cost reduction actions to maintain an EBIT margin of 9.5% in the second quarter. However, due to foreign currency and soft market conditions, we expect net sales, EBIT and EBIT margin to be lower for the full-year 2015 as compared to 2014.

“Net sales at Carlisle FoodService Products (CFS) declined 3.3% in the second quarter and EBIT declined 14%.   CFS experienced lower equipment sales in its healthcare markets as well as lower international sales.  CFS reported an EBIT margin of 11.6% despite the lower sales.  Prior year EBIT for CFS included a $1.1 million gain from the sale of property in The Netherlands.”

Roberts concluded by stating, “We expect 2015 to be an excellent year for Carlisle with the establishment of the CFT segment and record results at CCM and CIT.  We expect organic sales growth to be in the mid-single digits, negatively impacted in part by lower sales at CBF. We are planning for EBIT and EBIT margin improvement primarily from sales growth leverage and continued favorable raw material conditions for CCM.  Capital expenditures will be between $80 million and $90 million in 2015.  We remain very favorably positioned with our liquidity and strong balance sheet to continue to pursue growth opportunities both organically and through acquisitions, while returning value to shareholders.”

Segment Results for Second Quarter 2015

Carlisle Construction Materials (CCM):  Net sales in the second quarter 2015 grew 7.8% to $577.6 million, reflecting organic sales growth of 9.9% partially offset by a 2.1% negative impact due to the stronger U.S. dollar versus the Euro and Canadian dollar.  CCM’s EBIT margin rose 430 basis points to 19.4%, primarily reflecting lower raw material costs, higher sales volume, savings from the Carlisle Operating System and the non-recurrence of plant startup expenses of $1.8 million in the prior year.  These positive impacts were partially offset by unfavorable changes in mix and lower selling price.

Carlisle Interconnect Technologies (CIT): Net sales in the second quarter 2015 grew 22% to $198.3 million, reflecting acquisition growth of 17% and organic growth of 5.4%. Net sales in CIT’s aerospace market were up 5%. Net sales to the military and test and measurement markets were up 7% and 13%, respectively.  Net sales to the industrial market were down 15%.  The acquisition of LHi contributed $27.7 million in net sales and $2.3 million in EBIT.  CIT’s EBIT margin declined 280 basis points to 18.2%, primarily reflecting the impact of lower selling price from contractual reductions and the dilutive impact of LHi on EBIT margin.  These negative impacts were partially offset by higher organic sales volume and savings from the Carlisle Operating System.

Carlisle Fluid Technologies (CFT):  Net sales in the second quarter 2015 were $61.7 million. CFT’s reported loss of $1.0 million before interest and taxes included $9.3 million in acquisition related costs, consisting of $0.7 million in transaction related expenses and $8.6 million of additional costs of goods sold related to the fair valuation of acquired inventory.   On a pro-forma basis, net sales in the second quarter were 7.9% lower than pro-forma net sales in the prior year, primarily due to the impact of foreign currency fluctuations. On a pro-forma basis, CFT’s EBIT margin for the second quarter of 2015 increased 20 basis points to 13.5% from the prior period due primarily to higher selling price.

Carlisle Brake & Friction (CBF): Net sales in the second quarter of 2015 declined 13% to $85.0 million, comprised of 6.9% lower organic sales and a 6.0% negative impact on net sales from foreign exchange rate fluctuations.  Net sales in each of the agriculture and mining markets declined by 27%. Net sales into the construction market declined by 12%.  CBF’s EBIT margin during the second quarter decreased 160 basis points to 9.5%, primarily due to lower sales volume and negative foreign exchange impact of $1.0 million from the stronger U.S. Dollar.  These negative impacts were significantly offset by savings from cost reduction actions.

Carlisle FoodService Products (CFS): Net sales in the second quarter 2015 decreased by 3.3% to $62.0 million.  Net sales into the healthcare market declined by 7% due to lower net sales of rethermalization equipment.  Net sales into the foodservice market declined by 4%, primarily due to lower international sales.  CFS’ net sales into the U.S. foodservice market were relatively flat.  Net sales into the janitorial/sanitation market grew by 9%.  CFS’ EBIT margin during the second quarter 2015 declined 150 basis points to 11.6%, primarily reflecting the non-recurrence of a $1.1 million gain in the prior year from the sale of exited property.  The negative impact from lower net sales was offset by cost reduction efforts.

Corporate Expense

The $2.4 million increase in Corporate expense in the second quarter 2015 included $1.4 million in transaction costs connected with the Finishing Brands acquisition and higher costs related to benefit programs as well as management development and other programs.

Cash Flow

Cash flow provided from operations of $148.8 million for the six months ended June 30, 2015 was $78.4 million higher than cash provided of $70.4 million for the prior year period primarily due to higher net earnings in 2015 and lower tax payments in 2015 versus the prior period.  For the first six months of 2015, average working capital (defined as the average of the quarter-end balances, excluding current year acquisitions, of receivables, plus inventory less accounts payable) as a percentage of annualized sales (defined as year-to-date net sales from continuing operations, excluding current year acquisitions, calculated on an annualized basis) increased to 18.7%, as compared to 18.0% for the prior year.

Free cash flow (defined as cash provided by operating activities less capital expenditures, and comprised of continuing and discontinued operations), was $115.0 million for the first six months of 2015, an increase of $108.5 million versus the prior year.  The increase in free cash flow was primarily attributable to increased cash provided from operations and $30.1 million lower capital expenditures in the first six months of 2015 versus the prior year.

Net cash used in investing activities of $611.5 million for the six months ended June 30, 2015 included $577.8 million used for the acquisition of Finishing Brands, net of cash acquired.  The acquisition is subject to a final working capital adjustment, estimated to be an approximately $20.6 million payment to the seller to be paid in the third quarter of 2015.

During the first six months of 2015, the Company repurchased 339,700 shares under our share repurchase program.

Conference Call and Webcast

The Company will discuss second quarter 2015 results on a conference call at 8:00 a.m. ET today. The call may be accessed live by going to the Investor Relations section of the Carlisle website (http://www.carlisle.com/investor-relations/events-and-webcasts/default.aspx), or the taped call may be listened to shortly following the live call at the same website location. A PowerPoint presentation will accompany the call and can be found on the Carlisle website as well.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,” “plans,” “forecast,” and similar expressions, and reflect our expectations concerning the future.  It is possible that our future performance may differ materially from current expectations expressed in these forward-looking statements, due to a variety of factors such as: increasing price and product/service competition by foreign and domestic competitors, including new entrants; technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; our mix of products/services; increases in raw material costs which cannot be recovered in product pricing; domestic and foreign governmental and public policy changes including environmental and industry regulations; threats associated with and efforts to combat terrorism; protection and validity of patent and other intellectual property rights; the successful integration and identification of our strategic acquisitions; the cyclical nature of our businesses; and the outcome of pending and future litigation and governmental proceedings. In addition, such statements could be affected by general industry and market conditions and growth rates, the condition of the financial and credit markets, and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations.  Further, any conflict in the international arena may adversely affect general market conditions and our future performance.  We refer you to the documents we file from time to time with the Securities and Exchange Commission, such as our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause our actual results to differ materially from our current expectations and from the forward-looking statements contained in this press release.  We undertake no obligation to update any forward-looking statement.

About Carlisle Companies Incorporated

Carlisle Companies Incorporated is a global diversified company that designs, manufactures and markets a wide range of products that serve a broad range of niche markets including commercial roofing, energy, agriculture, mining, construction, aerospace and defense electronics, medical technology, foodservice, healthcare, sanitary maintenance, transportation, general industrial, protective coating, wood, specialty and auto refinishing. Through our group of decentralized operating companies led by entrepreneurial management teams, we bring innovative product solutions to solve the challenges facing our customers. Our worldwide team of employees, who generated $3.2 billion in net sales in 2014, is focused on continuously improving the value of the Carlisle brand by developing the best products, ensuring the highest quality and providing unequaled customer service in the many industries we serve. Learn more about Carlisle at www.carlisle.com.

CONTACT:	Steven J. Ford
Vice President & Chief Financial Officer
Carlisle Companies Incorporated
(704) 501-1100

http://www.carlisle.com

Carlisle Companies Incorporated

Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions except share and per share amounts)	2015	2014	2015	2014

Net Sales	$984.6	$859.5	$1,693.9	$1,509.9

Cost and expenses:
Cost of goods sold	699.2	634.9	1,235.5	1,123.3
Selling and administrative expenses	125.6	95.4	223.7	187.6
Research and development expenses	10.9	8.5	19.7	16.4
Other expense (income), net	0.9	(1.6)	0.6	(2.7)

Earnings before interest and income taxes	148.0	122.3	214.4	185.3

Interest expense, net	8.5	8.0	16.9	16.0
Earnings before income taxes from continuing operations	139.5	114.3	197.5	169.3

Income tax expense	44.7	38.6	63.2	57.2
Income from continuing operations	94.8	75.7	134.3	112.1

Discontinued operations
Income (loss) before taxes	0.2	(0.1)	—	(1.2)
Income tax (benefit) expense	0.1	0.4	—	(0.1)
Income (loss) from discontinued operations	0.1	(0.5)	—	(1.1)
Net income	$94.9	$75.2	$134.3	$111.0

Basic earnings (loss) per share attributable to common shares(1)
Income from continuing operations	$1.45	$1.17	$2.05	$1.73
Loss from discontinued operations	—	(0.01)	—	(0.01)
Basic Earnings per share	$1.45	$1.16	$2.05	$1.72

Diluted earnings (loss) per share attributable to common shares(1)
Income from continuing operations	$1.43	$1.15	$2.02	$1.70
Loss from discontinued operations	—	(0.01)	—	(0.01)
Diluted earnings per share	$1.43	$1.14	$2.02	$1.69

Average shares outstanding - in thousands
Basic	65,010	64,100	64,943	63,990
Diluted	66,018	65,441	65,933	65,329

Dividends declared and paid	$16.4	$14.6	$33.1	$28.8
Dividends declared and paid per share	$0.25	$0.22	$0.50	$0.44

(1) Numerator for basic and diluted EPS calculated based on “two-class” method of computing earnings per share:

Income from continuing operations	$94.3	$74.9	$133.2	$111.1
Net income	$94.4	$74.4	$133.2	$110.0

Carlisle Companies Incorporated

Unaudited Segment Information

	Three Months Ended		Increase		Six Months Ended		Increase
	June 30,		(Decrease)		June 30,		(Decrease)
(in millions, except percentages)	2015	2014	Amount	Percent	2015	2014	Amount	Percent

Net Sales

Carlisle Construction Materials	$577.6	$535.6	$42.0	7.8%	$948.9	$883.1	$65.8	7.5%
Carlisle Interconnect Technologies	198.3	162.2	36.1	22.3	392.7	313.1	79.6	25.4
Carlisle Fluid Technologies	61.7	—	61.7	—	61.7	—	61.7	—
Carlisle Brake & Friction	85.0	97.6	(12.6)	(12.9)	171.4	189.8	(18.4)	(9.7)
Carlisle FoodService Products	62.0	64.1	(2.1)	(3.3)	119.2	123.9	(4.7)	(3.8)
Total	$984.6	$859.5	$125.1	14.6%	$1,693.9	$1,509.9	$184.0	12.2%

Earnings Before Interest and Income Taxes

Carlisle Construction Materials	$112.1	$81.1	$31.0	38.2%	$148.8	$112.9	$35.9	31.8%
Carlisle Interconnect Technologies	36.1	34.1	2.0	5.9	70.6	64.8	5.8	9.0
Carlisle Fluid Technologies	(1.0)	—	(1.0)	—	(1.0)	—	(1.0)	—
Carlisle Brake & Friction	8.1	10.8	(2.7)	(25.0)	16.3	20.0	(3.7)	(18.5)
Carlisle FoodService Products	7.2	8.4	(1.2)	(14.3)	12.6	15.4	(2.8)	(18.2)
Corporate	(14.5)	(12.1)	(2.4)	(19.8)	(32.9)	(27.8)	(5.1)	(18.3)
Total	$148.0	$122.3	$25.7	21.0%	$214.4	$185.3	$29.1	15.7%

EBIT Margins

Carlisle Construction Materials	19.4%	15.1%			15.7%	12.8%
Carlisle Interconnect Technologies	18.2	21.0			18.0	20.7
Carlisle Fluid Technologies	(1.6)	—			(1.6)	—
Carlisle Brake & Friction	9.5	11.1			9.5	10.5
Carlisle FoodService Products	11.6	13.1			10.6	12.4
Corporate	(1.5)	(1.4)			(1.9)	(1.8)
Total	15.0%	14.2%			12.7%	12.3%

Carlisle Companies Incorporated

Unaudited Pro-Forma Segment Information(1)

	Three Months Ended		Increase		Six Months Ended		Increase
	June 30,		(Decrease)		June 30,		(Decrease)
	2015	2014	Amount	Percent	2015	2014	Amount	Percent

Net Sales

Carlisle Construction Materials	$577.6	$535.6	$42.0	7.8%	$948.9	$883.1	$65.8	7.5%
Carlisle Interconnect Technologies	198.3	162.2	36.1	22.3	392.7	313.1	79.6	25.4
Carlisle Fluid Technologies	61.7	67.0	(5.3)	(7.9)	122.9	134.7	(11.8)	(8.8)
Carlisle Brake & Friction	85.0	97.6	(12.6)	(12.9)	171.4	189.8	(18.4)	(9.7)
Carlisle FoodService Products	62.0	64.1	(2.1)	(3.3)	119.2	123.9	(4.7)	(3.8)
Total	$984.6	$926.5	$58.1	6.3%	$1,755.1	$1,644.6	$110.5	6.7%

Earnings Before Interest and Income Taxes

Carlisle Construction Materials	$112.1	$81.1	$31.0	38.2%	$148.8	$112.9	$35.9	31.8%
Carlisle Interconnect Technologies	36.1	34.1	2.0	5.9	70.6	64.8	5.8	9.0
Carlisle Fluid Technologies	8.3	8.9	(0.6)	(6.7)	16.3	8.7	7.6	88.0
Carlisle Brake & Friction	8.1	10.8	(2.7)	(25.0)	16.3	20.0	(3.7)	(18.5)
Carlisle FoodService Products	7.2	8.4	(1.2)	(14.3)	12.6	15.4	(2.8)	(18.2)
Corporate	(13.1)	(12.1)	(1.0)	(8.3)	(31.6)	(29.2)	(2.4)	(8.2)
Total	$158.7	$131.2	$27.5	21.0%	$233.0	$192.6	$40.4	21.0%

EBIT Margins

Carlisle Construction Materials	19.4%	15.1%			15.7%	12.8%
Carlisle Interconnect Technologies	18.2	21.0			18.0	20.7
Carlisle Fluid Technologies	13.5	13.3			13.3	6.4
Carlisle Brake & Friction	9.5	11.1			9.5	10.5
Carlisle FoodService Products	11.6	13.1			10.6	12.4
Corporate	(1.3)	(1.3)			(1.8)	(1.8)
Total	16.1%	14.2%			13.3%	11.7%

(1) See the last page of the financial exhibits for a reconciliation of the pro-forma net sales and EBIT reported above.

Carlisle Companies Incorporated

Condensed Consolidated Balance Sheets

	June 30,	December 31,
(in millions except share and per share amounts)	2015	2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$229.2	$730.8
Receivables, net of allowance of $5.9 in 2015 and $4.8 in 2014	636.5	439.2
Inventories	391.9	339.1
Deferred income taxes	35.4	35.4
Prepaid expenses and other current assets	46.4	67.0
Total current assets	1,339.4	1,611.5

Property, plant, and equipment, net of accumulated depreciation	583.4	547.3

Other assets:
Goodwill, net	1,139.7	964.5
Other intangible assets, net	924.5	611.7
Other long-term assets	26.4	23.7
Total other assets	2,090.6	1,599.9

TOTAL ASSETS	$4,013.4	$3,758.7

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$280.1	$198.0
Accrued expenses	199.8	176.3
Deferred revenue	30.3	17.9
Total current liabilities	510.2	392.2

Long-term liabilities:
Long-term debt	748.5	749.8
Deferred revenue	152.9	151.1
Other long-term liabilities	296.1	260.6
Total long-term liabilities	1,197.5	1,161.5

Shareholders’ equity:
Preferred stock, $1 par value per share. Authorized and unissued 5,000,000 shares	—	—
Common stock, $1 par value per share. Authorized 100,000,000 shares; 78,661,248 shares issued; 65,042,563 outstanding in 2015 and 64,691,059 outstanding in 2014	78.7	78.7
Additional paid-in capital	278.1	247.8
Deferred Compensation - Equity	8.4	6.0
Cost of shares in treasury - 13,391,563 shares in 2015 and 13,723,201 shares in 2014	(226.2)	(200.1)
Accumulated other comprehensive loss	(68.9)	(61.8)
Retained earnings	2,235.6	2,134.4
Total shareholders’ equity	2,305.7	2,205.0

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,013.4	$3,758.7

Carlisle Companies Incorporated

Unaudited Condensed Consolidated Statements of Cash Flows

	Six Months Ended June 30,
(in millions)	2015	2014

Operating activities
Net income	$134.3	$111.0
Reconciliation of net income to cash flows provided by operating activities:
Depreciation	36.0	31.4
Amortization	25.8	18.9
Non-cash compensation, net of tax benefit	(2.4)	7.4
(Gain) loss on sale of property and equipment, net	0.1	(1.9)
Deferred taxes	1.4	1.8
Foreign exchange loss	0.6	0.1
Changes in assets and liabilities, excluding effects of acquisitions and divestitures:
Receivables	(141.7)	(135.2)
Inventories	(13.6)	(30.8)
Prepaid expenses and other assets	7.3	1.4
Accounts payable	41.4	69.2
Accrued expenses and deferred revenues	57.4	(13.3)
Long-term liabilities	2.6	9.0
Other operating activities	(0.4)	1.4
Net cash provided by operating activities	148.8	70.4

Investing activities
Capital expenditures	(33.8)	(63.9)
Acquisitions, net of cash	(577.8)	—
Proceeds from sale of property and equipment	0.1	3.7
Proceeds from sale of business	—	9.7
Net cash used in investing activities	(611.5)	(50.5)

Financing activities
Net change in short-term borrowings and revolving credit lines	(1.4)	—
Repayments of long-term debt	(1.5)	—
Dividends	(33.1)	(28.8)
Proceeds from issuance of treasury shares and stock options	31.3	11.6
Repurchase of common stock	(32.8)	—
Net cash used in financing activities	(37.5)	(17.2)

Effect of foreign currency exchange rate changes on cash and cash equivalents	(1.4)	(0.2)
Change in cash and cash equivalents	(501.6)	2.5
Cash and cash equivalents
Beginning of period	730.8	754.5
End of period	$229.2	$757.0

Carlisle Companies Incorporated

Unaudited Reconciliation of Reported Amounts to Pro-Forma Amounts

The pro-forma net sales, EBIT, and EBIT margin of (1) Carlisle Companies and Finishing Brands combined and (2) the CFT segment inclusive of Finishing Brands are provided in this earnings release because management of the Company believes that the pro-forma financial information provides investors with additional information regarding trends in the financial performance of the Finishing Brands business in the periods presented in the earnings release, particularly those related to changes in net sales attributable to foreign exchange fluctuations and changes in prices, and its impact on the EBIT results of the Company as well as the CFT segment.

The information provided in the Unaudited Pro-Forma Segment Information reflects the net sales, EBIT, and EBIT margin of (1) Carlisle Companies and Finishing Brands Combined and (2) the CFT Segment on a pro-forma basis under the requirements of US GAAP in ASC 805.  The Company will also disclose the Company’s and Finishing Brands’ combined pro-forma financial information in its US GAAP financial statement footnotes under Item 1 of the second quarter 2015 Form 10-Q.

The pro-forma financial information presented below assumes the acquisition of Finishing Brands was consummated on January 1, 2014, and therefore net sales and EBIT of Finishing Brands have been combined with those of the Company in the periods prior to April 1, 2015, the date of the acquisition, and have been adjusted under the ASC 805 requirements.

Accordingly, certain non-recurring costs related to the valuation of inventory at fair value and other costs associated with the acquisition, primarily professional fees, have been removed from the results of the second quarter of 2015 and included in those of the first six months of 2014.  Also, the periods from January 1, 2014 to March 31, 2015 include incremental amortization and depreciation related to the measurement of intangible assets and property, plant and equipment at fair value.  The pro-forma financial information may not necessarily be indicative of future results.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Carlisle Companies and Finishing Brands Combined Pro-forma Results	2015	2014	2015	2014

Reported Carlisle Companines Net Sales	$984.6	$859.5	$1,693.9	$1,509.9
Historical Net Sales of Finishing Brands not included in CSL historical Net Sales	—	67.0	61.2	134.7
Carlisle Companies and Finishing Brands Combined Pro-forma Net Sales	$984.6	$926.5	$1,755.1	$1,644.6

Reported Carlisle Companies EBIT	$148.0	$122.3	$214.4	$185.3
Historical EBIT of Finishing Brands not included in CSL historical EBIT	—	13.1	10.0	26.4
Increase in amortization expense related to technology-based intangibles	—	(1.3)	(1.3)	(2.6)
Decrease in depreciation expense related to property, plant and equipment	—	0.2	0.2	0.4
Increase in amortization expense related to customer-based intangibles	—	(3.1)	(3.1)	(6.2)
Decrease/(Increase) in product cost related acquired inventory	8.6	—	8.6	(8.6)
Decrease/(Increase) in acquisition-related costs	2.1	—	4.2	(2.1)
Carlisle Companies and Finishing Brands Combined Pro-forma EBIT	$158.7	$131.2	$233.0	$192.6

Reported Carlisle Companies EBIT Margin	15.0%	14.2%	12.7%	12.3%
Carlisle Companies and Finishing Brands Combined Pro-forma EBIT Margin	16.1%	14.2%	13.3%	11.7%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
CFT Segment Pro-forma Results	2015	2014	2015	2014

Reported Segment Net Sales	$61.7	$—	$61.7	$—
Historical Net Sales of Finishing Brands not included in CSL historical Net Sales	—	67.0	61.2	134.7
CFT Pro-forma Net Sales	$61.7	$67.0	$122.9	$134.7

Reported Segment EBIT	$(1.0)	$—	$(1.0)	$—
Historical EBIT of Finishing Brands not included in CSL historical EBIT	—	13.1	10.0	26.4
Increase in amortization expense related to technology-based intangibles	—	(1.3)	(1.3)	(2.6)
Decrease in depreciation expense related to property, plant and equipment	—	0.2	0.2	0.4
Increase in amortization expense related to customer-based intangibles	—	(3.1)	(3.1)	(6.2)
Decrease/(Increase) in product cost related acquired inventory	8.6	—	8.6	(8.6)
Decrease/(Increase) in acquisition-related costs	0.7	—	2.9	(0.7)
CFT Segment Pro-forma EBIT	$8.3	$8.9	$16.3	$8.7

Reported CFT Segment EBIT Margin	-1.6%	—	-1.6%	—
CFT Segment Pro-forma EBIT Margin	13.5%	13.3%	13.3%	6.4%